Exhibit 10.4

EMPLOYMENT AGREEMENT EXTENSION

This is an extension of the Employment Agreement effective May 30, 2012 (as amended on June 13, 2013) between Frisch's Restaurants, Inc., an Ohio corporation (“Corporation”), and Craig F. Maier (“Maier”).

Corporation anticipates that it will be sold in a transaction that will be consummated during its fiscal year which begins in June, 2015 (“Sale”). The Employment Agreement expires on June 2, 2015. Corporation and Maier wish to extend the Employment Agreement through the end of Corporation’s accounting period in which the Sale is consummated.

In consideration of the mutual agreements herein contained, the parties agree to the terms and conditions of this Extension. All capitalized terms, not otherwise defined in this Extension shall have the meaning assigned in the Employment Agreement or in the Performance Award granted to Maier and dated May 29, 2013.

1.	Section 2 is revised as follows:

“4.        Term. The employment of Maier hereunder shall be for an indefinite period commencing on May 30, 2012, and continuing until the later of June 2, 2015, or close of business on the day that the Sale is consummated. If the Sale is abandoned, this Employment Agreement shall continue until the Corporation’s Board of Directors or Maier terminate the Employment Agreement, on 30 days’ written notice to the other. The period of Maier’s employment following June 2, 2015 is the “Extension Period.”

2.	Section 4.(a) entitled “Base Salary” is revised to add at the end:

“During the Extension Period, Maier’s Base Salary shall continue at the rate paid during the fiscal year ending June 2, 2015 and shall be pro-rated for any partial pay period occurring at the end of the Extension Period. In addition, Maier shall be paid a bonus immediately prior to the end of the Extension Period and calculated as described on Schedule A attached.”

3.	Maier shall not be entitled to a grant of restricted stock for the Extension Period.

4.	In all other respects, the terms of the Employment Agreement, as previously amended, shall continue in full force and effect until the end of the Extension Period

IN WITNESS WHEREOF, Frisch's Restaurants, Inc. has caused this Extension to be executed in its corporate name by Mark R. Lanning, its Vice President of Finance and Chief Financial Officer, thereunto duly authorized by its Board of Directors, and Craig F. Maier has hereunto set his hand on the date set forth below.

DATED: May 21, 2015	/s/ Craig F. Maier

Craig F. Maier

FRISCH'S RESTAURANTS, INC.

By:	/s/ Mark R. Lanning
Mark R. Lanning
Vice President of Finance and CFO

SCHEDULE A

CALCULATION OF BONUS FOR EXTENSION PERIOD

1)           Maier’s Bonus consists of an opportunity to earn Base Incentive Compensation (defined in sub-paragraph b below) and Incremental Incentive Compensation (defined in sub-paragraph d below).

a)	If the Corporation’s Pre-Tax Earnings for the accounting periods which are completed during the Extension Period (the “Measurement Period”) equal or exceed four percent (4%) of its Total Revenue for the Measurement Period, Maier shall be entitled to an award of Base Incentive Compensation.

b)	Maier’s “Base Incentive Compensation” shall be one and one-half percent (1-1/2%) of the Corporation’s Pre-Tax Earnings for the Measurement Period plus an additional pro-rated amount for the number of days in the uncompleted accounting period which falls within the Extension Period. However, the amount of the Base Incentive Compensation in the Measurement Period shall be reduced, if necessary, so that the Corporation’s Pre-Tax Earnings, after reduction for the Base Incentive Compensation, shall not be less than four percent (4%) of the Corporation’s Total Revenue for the Measurement Period.

c)	In addition, if the Corporation’s Pre-Tax Earnings during the Measurement Period equal or exceed five percent (5%) of its Total Revenue for the Measurement Period, Maier shall be entitled to an award of Incremental Incentive Compensation.

d)	Maier’s “Incremental Incentive Compensation” shall be an additional one percent (1%) of the Corporation’s Pre-Tax Earnings during the Measurement Period plus an additional pro-rated amount for the number of days in the uncompleted accounting period which falls within the Extension Period.

e)	The Incentive Compensation shall be paid in cash, subject to withholdings required by law, prior to the end of the Extension Period.

f)	If there are no full accounting periods in the Extension Period, Maier’s Bonus shall be an amount equal to his Performance Award for the Fiscal Year ending June 2, 2015 divided by 365 and multiplied by the number of days in the Extension Period.

g)	Example:

If the Corporation has Total Revenue of $40,000,000 during the Measurement Period and Pre-Tax Earnings (before calculation of Maier’s Incentive Compensation) of $2,400,000 during the Measurement Period, Maier would earn both Base and Incremental Incentive Compensation since Pre-Tax Earnings exceeded 5% of Total Revenue. The Incentive Compensation of two and one-half percent of Pre-Tax Earnings for the Measurement Period equals $60,000. If the Measurement Period is 56 days and the number of days in the uncompleted accounting period is 14 days, Maier would be entitled to an additional prorated amount of $15,000. The proration calculation is: 14 days divided by 56 days is 25%; and 25% of $60,000 is an additional $15,000.

2)           Additional Payment in Lieu of Payment to Nondeferred Cash Balance Plan Award. If the Corporation’s Pre-Tax Earnings for the Measurement Period equal or exceed four percent (4%) of its Total Revenue for the Measurement Period, the Corporation shall pay an additional amount to Maier, prior to the end of the Extension Period. The contribution shall be an amount which is a percentage of Maier’s salary paid during the Extension Period, calculated as follows:

Pre-Tax Earnings
As a Percentage	Additional Payment to Maier
Of Total Revenue	As a Percentage of Salary

At least 4%, but less than 5%	18%
At least 5%, but less than 6%	37%
At least 6%	55%

If there are no full accounting periods in the Extension Period, Maier shall earn a percentage equal to the percentage he earned for the Fiscal Year ending June 2, 2015.